CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

December 11, 2025

Via Hand-Delivery/E-Mail

Andy Sassine

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Re: Employment Separation Agreement

Dear Andy (“you” or “Executive”):

This letter confirms your separation from Arcturus Therapeutics Holdings Inc. (the “Company”). Regarding this separation, the Company is prepared to offer a severance package under the following terms (the “Agreement”):

1.	End of Employment: Effective December 31, 2025 (the “Separation Date”), you will no longer work for the Company.

2.	Accrued Salary and Vacation: On the Separation Date, the Company will pay you all wages you have earned through the Separation Date, less all applicable payroll deductions and withholdings. This amount includes a payment equal to $134,194.88 for your 60 days of accrued and unused Paid Time Off and floating holiday. You will receive these payments whether or not you sign this Agreement. By signing this Agreement, you acknowledge that you have been or, as of the Separation Date, will be paid all wages, salary, bonuses, commissions, any other compensation, accrued vacation pay and insurance owed to you, and that these amounts are not in any way consideration for this Agreement.

3.	Resignation from Board of Directors: You shall deliver a letter (the “Resignation Letter”) to the Company simultaneously with your delivery of this Agreement, which states that (i) you resign

(A) as an officer of the Company, (B) as a member of the Board of Directors of the Company (the “Board”), (C) from all committees of the Board, and (D) as an officer and as a member of the board of directors and any committees (or equivalent governing bodies) of each of the Company’s subsidiaries and affiliates (the Company, together with such subsidiaries and affiliates, the “Company Group”); and (ii) your separation and resignations were not a result of any disagreement with the Company Group, or the management of any such entities on any matter that would require disclosure under Item 5.02(a) of Form 8-K. The Resignation Letter shall be in the form set forth in Exhibit A hereto. The resignation from the Board and all committees thereof set forth in the Resignation Letter shall be effective as of the date of the Resignation Letter, and the resignation as Chief Financial Officer and from all other offices and other positions shall be the Effective Date. The Resignation Letter shall be delivered to the Company together with this Agreement but in no event later than December 11, 2025. The Resignation Letter shall be read together with, and shall form a part of, this Agreement.

4.	Payments:

a.	Severance Payments: Provided that you satisfy the requirements set forth in this Agreement, the Company shall provide you with severance pay in the form of your final annual Base Salary (as defined in the Severance Policy (as defined below)) for twelve (12) months, in an amount equal to $572,000, subject to required payroll deductions and tax withholdings. The Base Salary payment shall be made in one lump sum within thirty (30) days of the Release Effective Date. For such purposes, your final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason (as defined in the Severance Policy).

b.	Bonus Payments: Although no bonus in respect of 2025 is due to you, the Company agrees that if it pays a bonus to its current Chief Executive Officer in respect of 2025, you will be entitled to receive a lump sum bonus equal to the same percentage of your target bonus of 50% of base salary for 2025 as the percentage of the target bonus of 60% of base salary that the Chief Executive Officer of the Company receives, payable at the same time as payment of that bonus to the Chief Executive Officer (but not later than March 15, 2026), subject to required payroll deductions and tax withholdings. For illustrative purposes only, if the Company decides to pay its Chief Executive Officer a bonus of 50% of his 2025 base salary in respect of such year (i.e., 83.3% of his 60% target bonus), then it shall pay you a bonus of 41.6% of your 2025 base salary (i.e., 83.3% of your 50% target bonus).

c.	Attorney’s Costs and Fees: Subject to your execution of the release of claims set forth herein, the Company shall pay for your reasonable attorneys’ fees incurred in the drafting and negotiation of this Agreement in an amount not to exceed ten thousand dollars ($10,000), without deductions or withholdings, to be paid to you or your counsel within thirty (30) days of the Release Effective Date. You shall provide the Company with a fully-executed IRS Form W-9 for yourself or your counsel, as the case may be, to facilitate payment of such sums.

d.	Health Care Continuation Coverage Payments (Medical, Dental, and Vision):

i.	COBRA Premiums. If you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) for eighteen (18) months. The Company shall pay your COBRA premiums for continuation coverage, if you timely elect such coverage, directly to the Company’s group health insurance providers and/or third-party administrators. For the period listed above starting on the day after the date on which group insurance coverage would, absent COBRA, cease (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if, during the COBRA Premium Period, Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. At the conclusion of the COBRA Premium Period, if eligible, Executive shall be entitled to continued COBRA coverage for the remainder of the COBRA eligibility period, if any, at Executive’s sole expense.

ii.	Special Tax Treatment of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in Executive’s gross income for the remainder of the COBRA Premium Period.

5.	Compliance with Company Policies:

a.	Executive Severance Policy. This Agreement is intended to fully comply with and satisfy all requirements of the Company’s Executive Severance Policy (the “Severance Policy”) and Executive’s employment agreement with the Company dated June 13, 2019 (the “Employment Agreement”). By signing this Agreement, you acknowledge and agree that the severance benefits provided herein meet or exceed the benefits required under the Severance Policy and that this Agreement constitutes the entire understanding regarding severance. Accordingly, this Agreement supersedes and negates any other rights or obligations under the Severance Policy or any prior severance-related arrangement.

b.	Clawback Policy. You understand and acknowledge that you are, and will remain, subject to the applicable provisions of the Company’s Clawback Policy.

c.	Insider Trading Policy. You understand and acknowledge that you are subject to the applicable provisions of the Company’s Insider Trading Policy (the “Insider Trading Policy”), and will remain subject to the terms of the Insider Trading Policy, remaining both a Covered Person and Deemed Insider (each as defined under the terms of the Insider Trading Policy) until the first day following the second Trading Day (as defined in the Insider Trading Policy) following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 with the U.S. Securities and Exchange Commission.

6.	Taxes. You expressly acknowledge and agree that you are, and shall be, responsible for all federal, state, and local tax liabilities that may result from the payment(s) you receive pursuant to this Agreement, and hereby agree that the Company shall bear no responsibility for any such tax liabilities. You further agree and acknowledge that you shall indemnify and hold harmless the Company for any possible federal, state, or local tax liabilities resulting from such payment(s) that you receive and that you shall reimburse any taxes, interest and/or penalties assessed against the Company for any such tax liabilities caused by such payment(s) that you receive pursuant to this Agreement.

7.	Stock Options: As of the Separation Date, the Executive holds options to purchase up an aggregate of 676,250 shares of the Company’s common stock (collectively, the “Stock Options”) of which 134,689 options to purchase shares of the Company’s common stock are unvested as of November 25, 2025 (the “Unvested Stock Options”), such Stock Options having been awarded pursuant to the option award agreements dated December 15, 2023 (Grant No. 001449), December 16, 2024 (Grant No. 001477), August 24, 2018 (Grant No. 10017383), August 24, 2018 (Grant No. 10017384), August 24, 2018 (Grant No. 10017385), August 24, 2018 (Grant No. 10017386), January 1, 2019 (Grant No. 10017417), October 25, 2019 (Grant No. 10017454), February 18, 2020 (Grant No. 10017509), December 18, 2020 (Grant No. 10017645), December 18, 2020 (Grant No. 10017646), December 10, 2021 (Grant No. 10018306), December 9, 2022 (Grant No. 10018461) (collectively, the “Award Agreements”). The Company agrees that each Award Agreement is hereby amended such that (i) upon the Separation Date, all of the Unvested Stock Options shall accelerate and become immediately and fully vested, and (ii) the Executive shall have until the date that is the 24 month anniversary of the Separation Date to exercise all Stock Options (the “Exercise Deadline”). Notwithstanding the foregoing, none of the Stock Options may be exercised after their original expiration date, regardless of the exercise period set forth herein. All Stock Options that are not exercised by the Exercise Deadline as set forth above will be immediately cancelled at such time.

8.	Medical, Dental, and Vision Insurance: Company benefits will cease as of the last day of the month following the Separation Date. The Company has notified or will notify you of the right to elect continued coverage under the Company’s medical insurance program pursuant to the provisions of COBRA and has provided or will provide you with COBRA election and cost information. You acknowledge and agree that any payments related to medical insurance other than payments made by the Company in connection with COBRA shall be owed and payable by you.

9.	Application for Unemployment Benefits: The Company will not contest your application for unemployment insurance benefits, should you choose to make such application following the Separation Date. However, the Company will answer any required questions posed by the state unemployment agency truthfully. You understand and acknowledge that the agency, not the Company, will determine your eligibility for such benefits.

10.	Release of Claims: As consideration for the payments to be made by the Company to you as described in Section 4(a), you, on behalf of yourself, your heirs, assigns, executors, successors and each of them, or any of them, hereby release and forever discharge the Company, and all its subsidiaries and/or parents, divisions, affiliates, past and present officers, predecessors, directors, shareholders, current and former employees, agents, shareholders, fiduciaries, representatives, attorneys, insurers, benefit plans, private investigators and each and all of the foregoing persons’ heirs, assigns, executors, administrators and successors, or any of them, or anyone claiming by, through, under or on behalf of any of them (hereinafter “Releasees”) of and from any and all claims, demands, actions and causes of action, in law or in equity, suits, liabilities, losses, costs or expenses, known or unknown, suspected or unsuspected, that you now have or may have against Releasees arising from or relating to any and all acts, events and omissions occurring prior to the date you sign this Agreement, including but not limited to those arising out of your employment with and separation from the Company, and as a member of the Board of the Company and resignation therefrom.

a.	Included Claims: The claims being waived and released include, without limitation, any and all tort claims, contract claims, equitable claims, denial of leave claims, breach of fiduciary duty claims, breach of duty of fair representation claims, promissory estoppel claims, negligence claims, assault and battery claims, violation of public policy claims, ERISA claims, wrongful termination claims, discrimination claims, harassment claims, retaliation claims, constructive discharge claims, failure to provide reasonable accommodation claims, failure to engage in the interactive process claims, failure to prevent discrimination claims, failure to prevent retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, any and all claims for monetary damages and any other form of personal relief, any claim for unpaid wages, including those arising under the Florida Minimum Wage Act, and any and all claims arising under any federal, state or local governmental statute, law, regulation or ordinance covering discrimination in employment, including but not limited to the Florida Civil Rights Act, , the California Labor Code (as amended), the California Family Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), and the Family and Medical Leave Act of 1993, including discrimination based on race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, age, marital status, sex, sexual orientation or identity, any other protected category, harassment, and retaliation.

b.	Unknown Claims. You understand and agree that the claims released include not only claims presently known to you, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims, as described above. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this Agreement, but nevertheless waive any claims or rights related to the claims based on different or additional facts.

c.	Excluded Claims. This Release excludes, and you do not waive, release, or discharge any claims that cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation or any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements. This Release also excludes and does not waive, release, or discharge any and all claims arising after the Effective Date of this Agreement, including but not limited to claims to enforce the terms of this Agreement.

11.	No Voluntary Adverse Action: You agree that you will not voluntarily participate in, be a witness in, be a party to, or voluntarily involve yourself in any claim, potential claim or litigation against any Releasee relating to events that occurred during your employment. You also agree not to bring or participate in any class or collective action against Company and/or any Releasee(s) that asserts, in whole or in part, any claims that arose before you signed this Agreement, whether or not such claims (if brought by you individually) are released by this Agreement. You further agree that you will not voluntarily assist or encourage in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action, against any Releasee relating to events that occurred during your employment, provided that you may respond accurately and fully to any questions, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

12.	Government Investigations: Notwithstanding the above, the Company recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”), and other government agencies to enforce the statutes which come under their jurisdiction. Nothing in this Agreement prevents you from filing a complaint with the EEOC, the Department of Labor, the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other federal, state, or local government agency (collectively, “Government Agencies”). This Agreement does not limit Your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies without notice to the Company or to assist other employees in filing charges with the NLRB. You acknowledge and agree that you hereby waive your right to any monetary benefits or individual remedies in connection with any such claim, charge or proceeding to the extent permitted by law.

13.	Time to Accept Agreement; Right to Revoke: This Agreement is intended to release and discharge any claims, whether known or unknown, from the beginning time through the date of your execution of this Agreement, under the Age Discrimination and Employment Act of 1967 (29 U.S.C. §§621, et seq.), as amended, and its implementing regulations. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

a.	You acknowledge that you have read and understand the terms of this Agreement.

b.	You also acknowledge that the releases and waivers of rights set forth in this Agreement are for the payment of money that exceeds that to which you would already be entitled under the Company’s existing benefits programs and payment of this money is being made specifically contingent upon your consent to the releases and waivers contained herein.

c.	You acknowledge that you have been advised to consult with an attorney concerning this Agreement and have received all advice you deem necessary concerning this Agreement.

d.	You acknowledge that you have been given twenty-one (21) days to consider whether or not to enter into this Agreement, have taken as much of this time as necessary to consider whether to enter into this Agreement, and have chosen to enter into this Agreement freely, knowingly and voluntarily. The parties agree that if the Company changes any terms of the Agreement (whether the changes are material or not) the 21-day period will not be restarted but will continue without interruption, except that if the Company changes any terms of the Agreement, you will have at least five (5) additional business days to consider whether or not to enter into this Agreement.

e.	For a seven (7) day period following the execution of this Agreement, you may revoke this Agreement by delivering a written revocation to the following individual: Natasha Bowman, CHRO. The Company must receive the revocation within the seven (7) day period for the revocation to be effective.

f.	This Agreement shall not become effective and enforceable until the revocation period has expired, on the eighth day after it is executed by you (the “Release Effective Date”). You understand and agree that you will not be paid any of the severance benefits until after the seven (7) day revocation period has expired.

g.	This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act which arise after you execute this Agreement.

14.	Return of Property. You agree that on or before the Separation Date, you will [or have] return[ed] to the Company all property of the Company Group, including, without limitation, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, which you prepared or obtained in the course of or incidental to your employment with the Company. You are permitted to keep all copies of your personnel records (e.g., wage statements, employment agreements, etc.).

15.	Non-Disparagement: You represent and agree that, except as otherwise required by law or permitted by this Agreement, you shall not criticize, ridicule, or make any statement externally that disparages or is derogatory of the Company Group (or any joint venture of the foregoing), or any of their respective officers, directors, agents or employees, or any of their products or services, whether or not such disparaging or derogatory statements are true. The Company will instruct its Chief Executive Officer, its executive leadership, its directors (including without limitation its Board), managers, and other officers that they shall not make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements concerning you. Nothing in this Section shall apply to any statements made by either party: (i) in connection with any action to enforce any written agreements between you and the Company Group; or (ii) in connection with any legal process or order (including but not limited to government inquiries or investigations) or as otherwise required by law. The obligations in this Section pertain to statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company Group, regarding the Company Group, or regarding the Company Group’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development-related matters. For avoidance of doubt, statements made by you in connection with your future professional/job-related capacity and which are in compliance with the law and the obligations herein shall not be deemed to be a violation of this Section. Nothing in this Agreement shall prohibit or restrict you from testifying truthfully regarding the Company Group in any hearing or legal proceeding pursuant to a subpoena, other court order, or written request from an administrative agency or a legislature. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you believe to be unlawful. Further, nothing in this Agreement prevents or restricts disclosure of factual information related to a claim filed in a civil action or a complaint filed in an administrative action regarding sexual assault, sexual harassment, workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination.

a.	You understand that the Company is required to make a public statement regarding your separation from the Company in a Current Report on Form 8-K. The portion of such filing related to your separation is included as Exhibit B to this Agreement.

16.	Section 409A: The parties intend that all payments and benefits provided under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be interpreted, administered and operated consistent with that intent.

17.	Proceedings: Following the Separation Date, you agree to reasonably cooperate with the Company Group in connection with any investigations, audits, inquiries, litigation, arbitration, regulatory or governmental proceedings, or other matters involving the Company Group that relate to events, acts, or omissions occurring during your employment. Such cooperation shall include, without limitation, (a) meeting with the Company Group’s representatives or counsel, (b) providing truthful information and testimony, (c) assisting in the preparation of responses, filings, or submissions, and (d) making yourself reasonably available to attend meetings, depositions, interviews, or hearings upon reasonable notice. The Company Group shall compensate you at the rate of five hundred dollars ($500) per hour in connection with your assistance pursuant to this Section, provided that if your work exceeds five hours in any single day, the compensation for such day shall be $2,500. You shall provide reasonable documentation to the Company which should clearly demonstrate your hours worked under this Section 17.

18.	References: You agree that any and all prospective employers should be instructed to contact only the Company’s human resources department at (858) 900-2663 and that the only information to be provided shall be the dates of employment and your last position held, and no other information.

19.	Severability: Should any material covenant, condition or provision (collectively "provision") of this Agreement be determined by an arbitrator to be illegal or invalid, such provision shall be reformed by the parties to the fullest extent possible so as to conform to the Parties’ intent and remain valid. If an arbitrator determines reformation is not possible, the provision(s) shall be severed from this Agreement, without impacting the enforceability of the remainder of this Agreement or its other terms and conditions. This Agreement shall not be construed as an admission by the Company Group of any liability to you or of the violation by the Company Group of any statute or legal or equitable obligation, and the Company Group denies any such liability or violation.

20.	Entire Agreement, Modification: This Agreement constitutes the entire agreement between you and the Company Group, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this agreement. Any modification to this Agreement shall not be effective unless it is in writing and signed by both parties. As of the date of this Agreement, the Employment Agreement shall immediately terminate. Notwithstanding the foregoing, the indemnity agreement and the intellectual property assignment agreement shall survive the termination of the Employment Agreement.

21.	Choice of Law: This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Florida, excluding choice of law principles.

22.	Construction of Agreement: This Agreement has been reviewed by you and your attorneys, if you have chosen to engage counsel, and you have had a full opportunity to review and discuss its contents with the Company. You have read the Agreement and know its contents and fully understand it. You expressly waive any common law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement. You acknowledge that this Agreement has been freely signed and entered into by you without duress or any imbalance in bargaining position.

23.	Arbitration: You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration or an Excluded Claim, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

24.	Counterparts: This Agreement may be executed in counterpart originals and each such counterpart shall be binding on all of the parties executing the Agreement as though one agreement had been signed by the parties. With respect to the execution of this Agreement, a facsimile or electronic copy of a signatory’s signature shall suffice and be treated as an original signature. This Agreement may be signed electronically through the use of DocuSign or another commercially available electronic signature software which results in confirmed signatures delivered electronically to each of the Parties, and such electronic signature or copy is effective to bind the party to this Agreement.

If this Agreement is acceptable to you, please sign below and return the original to me twenty-one (21) days following the date of this letter. The Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe. The Company wishes you the best in your future endeavors.

Sincerely,

/s/ Joseph Payne
Joseph Payne President & CEO

I HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW THIS DOCUMENT AWAY FROM COMPANY PREMISES AND TO CONSULT AN INDEPENDENT ATTORNEY SELECTED BY ME. I HAVE READ AND UNDERSTAND THE CONTENTS OF THIS AGREEMENT, AND I VOLUNTARILY AGREE TO ALL OF ITS TERMS AND CONDITIONS.

Dated: December 11, 2025	/s/ Andy Sassine
Andy Sassine

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